Child, Van Wagoner & Bradshaw, PLLC

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 Amendment No. 3 of our report dated January 21, 2008, except for Note 2 which is dated May 6, 2008, relating to the financial statements of Infrared Systems International, which appears in such Prospectus. We also consent to the reference to us under the heading Experts in such Prospectus.

/s/ Child, Van Wagoner & Bradshaw, PLLC

Certified Public Accountants

Salt Lake City, Utah

June 18, 2008

5296 So. Commerce Dr., Suite 300 • Salt Lake City, Utah 84107-5370

Telephone: (801) 281-4700 • Facsimile: (801) 281-4701

Members: American Institute of Certified Public Accountants • Utah Association of Certified Public Accountants